---FORM OF--- EX 99-B.4.10 ING Life Insurance and Annuity Company ENDORSEMENT For Installment Pay Premiums

This Contract and the Certificate are endorsed as follows.

The section entitled Transfers from the Fixed Plus Account is deleted and replaced with the following:

During each rolling 12-month period, the percentage shown on Contract Schedule I under Fixed Plus Account Annual Transfer Limit may be transferred to any available investment option.

The amount available for transfer is based on the Individual Account value in the Fixed Plus Account on the date we receive the transfer request in Good Order at our Home Office, reduced by any amount withdrawn, transferred, taken as a loan, or used to purchase Annuity payments during the 12 months prior to the transfer request. In addition, we reserve the right to reduce the amount available for transfer by amounts withdrawn under a systematic option.

Transfers from the Fixed Plus Account to any investment option offered under the Contract are allowed at any time, provided;

(i)	The Transfer is not directed to a Competing Investment Option, and
(ii)

A Transfer into a Competing Investment Option, or a non-Benefit Withdrawal, from any non-Competing Investment Option offered under the Contract has not occurred, and is not permitted, within 90 days of the Transfer from the Fixed Plus Account.

This Endorsement is effective and made part of the Contract and Certificate on [June 1, 2003].

President ING Life Insurance and Annuity Company

E-AFT-M (05/03)